Exhibit 4.17

SECURITIES PURCHASE AGREEMENT

This Securities Purchase Agreement (this "Agreement") is dated as of January 14, 2014, among World Surveillance Group Inc., a Delaware corporation (the "Company"), and the purchasers identified on the signature pages hereto (each a "Purchaser" and collectively the "Purchasers"); and

WHEREAS, subject to the terms and conditions set forth in this Agreement and pursuant to Section 4(2) of the Securities Act (as defined below), and Rule 506 promulgated thereunder, the Company desires to issue and sell to each Purchaser, and each Purchaser, severally and not jointly, desires to purchase from the Company the aggregate number of shares of Common Stock (as defined below) set forth on such Purchaser’s signature page hereto (which aggregate amount for all Purchasers shall not exceed $250,000 of Common Stock) on the Closing Date(s).

NOW, THEREFORE, IN CONSIDERATION of the mutual covenants contained in this Agreement, and for other good and valuable consideration the receipt and adequacy of which are hereby acknowledged, the Company and each Purchaser agrees as follows:

ARTICLE I. DEFINITIONS

1.1  Definitions. In addition to the terms defined elsewhere in this Agreement, for all purposes of this Agreement, the following terms have the meanings indicated in this Section 1.1:

"Affiliate" means, with respect to any Person, any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person as such terms are used in and construed under Rule 144. With respect to a Purchaser, any investment fund or managed account that is managed on a discretionary basis by the same investment manager as such Purchaser will be deemed to be an Affiliate of such Purchaser.

"Business Day" means any day except Saturday, Sunday and any day which shall be a federal legal holiday or a day on which banking institutions in the State of Florida are authorized or required by law or other governmental action to close.

"Closing(s)" means each closing of the purchase and sale of Shares pursuant to Sections 2.1 and 2.2.

"Closing Date(s)" means each Trading Day when all of the Transaction Documents have been executed and delivered by the applicable parties thereto, and all conditions precedent to (i) the Purchasers' obligations to pay the Subscription Amount and (ii) the Company's obligations to deliver the Shares have been satisfied or waived.

"Commission" means the Securities and Exchange Commission.

"Common Stock" means the common stock of the Company, $0.00001 par value per share, and any securities into which such common stock may hereafter be reclassified.

"Exchange Act" means the Securities Exchange Act of 1934, as amended.

"Liens" means a lien, charge, security interest, encumbrance, right of first refusal, preemptive right or other restriction.

"Material Adverse Effect" shall have the meaning ascribed to such term in Section 3.1(b).

"Per Share Purchase Price" equals $0.01 subject to adjustment for reverse and forward stock splits, stock dividends, stock combinations and other similar transactions of the Common Stock that occur after the date of this Agreement.

"Person" means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

“Proceeding” means an action, claim, suit, investigation or proceeding (including, without limitation, an investigation or partial proceeding, such as a deposition), whether commenced or threatened.

“Purchaser” means a party that executes a signature page hereto and purchases Shares pursuant to the terms and conditions of this Securities Purchase Agreement at the Initial or Subsequent Closing(s).

"Required Approvals" shall have the meaning ascribed to such term in Section 3.1(e).

"Rule 144" means Rule 144 promulgated by the Commission pursuant to the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same effect as such Rule.

"SEC Reports" shall have the meaning ascribed to such term in Section 3.1(h).

"Securities Act" means the Securities Act of 1933, as amended.

"Shares" means the shares of Common Stock issued to each Purchaser pursuant to this Agreement.

"Subscription Amount" means, as to each Purchaser, the amount set forth below such Purchaser's signature block on the signature page hereto, which amount shall be equal to the number of Shares being purchased by such Purchaser hereunder multiplied by the Per Share Purchase Price, in United States dollars and in immediately available funds.

"Subsidiary" shall mean the subsidiaries of the Company, if any, set forth in the SEC Reports.

"Trading Day" means (i) a day on which the Common Stock is traded on a Trading Market, or (ii) if the Common Stock is not quoted on a Trading Market, a day on which the Common Stock is quoted in the over-the-counter market as reported by OTC Markets Group Inc. (or any similar organization or agency succeeding its functions of reporting prices); provided, that in the event that the Common Stock is not listed or quoted as set forth in (i) and (ii) hereof, then Trading Day shall mean a Business Day.

"Trading Market" means the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: The Pink Sheets, the OTCQB, the OTC Bulletin Board, the New York Stock Exchange, the NASDAQ Global Select Market, the NASDAQ Global Market or the NASDAQ Capital Market.

"Transaction Documents" means this Agreement, the Purchaser Questionnaire, and any other documents or agreements executed in connection with the transactions contemplated hereunder.

ARTICLE II. PURCHASE AND SALE

2.1  Initial Closing.

On the terms and subject to the conditions set forth in this Agreement, on the initial Closing Date (the “Initial Closing”), each Purchaser shall purchase from the Company, severally and not jointly with the other Purchasers, and the Company shall issue and sell to each Purchaser, a number of Shares equal to such Purchaser's Subscription Amount divided by the Per Share Purchase Price as set forth on such Purchaser’s initial signature page hereto. Upon satisfaction of the conditions set forth in Section 2.3, the Initial Closing shall occur at the offices of the Company or such other location as the parties shall mutually agree.

2.2  Subsequent Closing(s).

Subsequent to the Initial Closing, Purchasers may purchase additional Shares (up to an aggregate total value of $250,000 when combined with the value of the Shares in the Initial Closing) on the same terms and conditions as the Initial Closing and as set forth herein (each, a “Subsequent Closing”).

2.3  Closing Conditions; Deliveries.

(a)  As a condition to each of the Purchaser’s obligations hereunder, on each Closing Date (unless otherwise noted below), the Company shall deliver or cause to be delivered to each such Purchaser the following:

(i)  this Agreement duly executed by the Company (on the date of the Initial Closing only); and

(ii)  a certificate or DRS statement evidencing that number of Shares equal to such Purchaser's Subscription Amount (for that number of Shares as are being purchased by such Purchaser at such Closing) divided by the Per Share Purchase Price as set forth on such Purchaser’s signature page hereto, registered in the name of such Purchaser.

(b)  As a condition to the Company’s obligations hereunder, on each Closing Date, each Purchaser shall deliver or cause to be delivered to the Company the following:

(i)  this Agreement duly executed by such Purchaser;

(ii)  such Purchaser's Subscription Amount (for that number of Shares as are being purchased by such Purchaser at such Closing) by wire transfer of immediately available funds to the account of the Company in accordance with the Company’s written wire transfer instructions as set forth in Schedule 1 hereto; and

(iii)  a Purchaser Questionnaire in the form attached hereto as Appendix I (the “Purchaser Questionnaire”);

(c)  As a condition to a party’s (the Company’s or each Purchaser’s, as the case may be) obligations hereunder, all representations and warranties of the other party (the Purchasers or the Company, as the case may be) contained herein shall be true and correct in all material respects as of each Closing Date.

(d)  As a condition to a party’s (the Company’s or each Purchaser’s, as the case may be) obligations hereunder, all obligations, covenants and agreements of the other party (the Purchasers or the Company, as the case may be) required to be performed, satisfied or complied with at or prior to the Closing Date shall have been performed, satisfied or complied with as of each Closing Date.

(e)  As a condition to the respective obligations hereto of each Purchaser and the Company, any approvals or authorizations of all United States and other governmental, regulatory or judicial authorities required for the consummation of the transactions contemplated hereby shall have been obtained or made and shall be in full force and effect and all waiting periods required by United States and other applicable law shall have expired, if any, and no provision of any applicable United States or other law and no judgment, injunction, order or decree of any governmental entity shall prohibit the purchase and sale of the Securities as contemplated by this Agreement on each Closing Date.

ARTICLE III. REPRESENTATIONS AND WARRANTIES

3.1  Representations and Warranties of the Company.  Except as set forth in the SEC Reports, the Company hereby makes the following representations and warranties as of the Closing Date to each Purchaser:

(a)  Subsidiaries. All of the subsidiaries of the Company are set forth in the SEC Reports. Except as set forth in the SEC Reports, the Company owns, directly or indirectly, all of the capital stock or other equity interests of each Subsidiary free and clear of any Liens, and all the issued and outstanding shares of capital stock of each Subsidiary are validly issued and are fully paid, non-assessable and free of preemptive and similar rights to subscribe for or purchase securities

(b)  Organization. The Company is an entity duly incorporated or otherwise organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, with the requisite power and authority to own and use its properties and assets and to carry on its business as currently conducted, except as has not and would not reasonably be expected to have (i) a material adverse effect on the legality, validity or enforceability of any Transaction Document, (ii) a material adverse effect on the results of operations, assets, business or financial condition of the Company and the Subsidiaries, taken as a whole, or (iii) a material adverse effect on the Company's ability to perform in any material respect on a timely basis its obligations under any Transaction Document (any of (i), (ii) or (iii), a "Material Adverse Effect") and no Proceeding has been instituted in any such jurisdiction revoking, limiting or curtailing or seeking to revoke, limit or curtail such power and authority.  The Company is not in violation or default of any of the provisions of its certificate of incorporation, bylaws or other organizational documents.

(c)  Authorization; Enforcement. The Company has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by each of the Transaction Documents and otherwise to carry out its obligations thereunder. The execution and delivery of each of the Transaction Documents by the Company and the consummation by it of the transactions contemplated thereby have been duly authorized by all necessary action on the part of the Company and no further action is required by the Company in connection therewith other than in connection with the Required Approvals. Each Transaction Document has been (or upon delivery will have been) duly executed by the Company and, when delivered in accordance with the terms hereof, will constitute the valid and binding obligation of the Company enforceable against the Company in accordance with its terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors' rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies, and (iii) in so far as indemnification and contribution provisions may be limited by applicable law.

(d)  No Conflicts. The execution, delivery and performance of the Transaction Documents by the Company, the issuance and sale of the Shares and the consummation by the Company of the other transactions contemplated thereby do not and will not (i) conflict with or violate any provision of the Company's certificate of incorporation, bylaws or other organizational or charter documents, or (ii) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in the creation of any Lien upon any of the properties or assets of the Company, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any agreement, credit facility, debt or other instrument (evidencing a Company debt or otherwise) or other understanding to which the Company is a party or by which any property or asset of the Company is bound or affected, or (iii) subject to the Required Approvals, conflict with or result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which the Company is subject (including federal and state securities laws and regulations), or by which any property or asset of the Company is bound or affected; except in the case of each of clauses (ii) and (iii), such as has not had nor would reasonably be expected to result in a Material Adverse Effect.

(e)  Filings, Consents And Approvals. The Company is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority or other Person in connection with the execution, delivery and performance by the Company of the Transaction Documents, other than (i) filings required pursuant to Sections 4.2 and 4.4 of this Agreement, (ii) filings pursuant to the Exchange Act, and (iii) the filing of Form D with the Commission and such filings as are required to be made under applicable state securities laws, (collectively, the "Required Approvals").

(f)  Issuance of the Shares. The Shares are duly authorized and, when issued and paid for in accordance with the Transaction Documents, will be duly and validly issued, fully paid and nonassessable, free and clear of all Liens. The issuance of the Shares is not subject to any preemptive or similar rights to subscribe for or purchase securities.

(g)  Capitalization. There are approximately 684.6 million shares of the Company’s Common Stock issued and outstanding.  All of the outstanding shares of capital stock of the Company are validly issued, fully paid and nonassessable, have been issued in compliance with all federal securities laws, and none of such outstanding shares was issued in violation of any preemptive rights or similar rights to subscribe for or purchase securities. No further approval or authorization of any stockholder or the Board of Directors of the Company is required for the issuance and sale of the Shares. Except as disclosed in the SEC Reports, there are no stockholders agreements, voting agreements or other similar agreements with respect to the Company's capital stock to which the Company is a party or, to the knowledge of the Company, between or among any of the Company's stockholders.

(h)  SEC Reports. The Company has filed all reports required to be filed by it under the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, for the year preceding the date hereof  (the foregoing materials, including the exhibits and schedules thereto, being collectively referred to herein as the "SEC Reports").

(i)  Internal Accounting Controls. Except as set forth in the SEC Reports, the Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management's general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management's general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Except as set forth in the SEC Reports, the Company has established disclosure controls and procedures (as defined in Exchange Act Rules 13a-14 and 15d-14) for the Company and designed such disclosure controls and procedures to ensure that material information relating to the Company is made known to the certifying officers by others within the Company, particularly during the period in which the Company's most recently filed period report under the Exchange Act, as the case may be, is being prepared. The Company's certifying officers have evaluated the effectiveness of the Company's controls and procedures as of a date within 90 days prior to the filing date of the most recently filed periodic report under the Exchange Act (such date, the "Evaluation Date"). The Company presented in its most recently filed period report under the Exchange Act the conclusions of the certifying officers about the effectiveness of the disclosure controls and procedures based on their evaluations as of the Evaluation Date.

(j)  Investment Company. The Company is not, and is not an Affiliate of, and immediately after receipt of payment for the Shares, will not be or be an Affiliate of, an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

(k)  Application Of Takeover Protections. The Company and its Board of Directors have not implemented any poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under the Company's Certificate of Incorporation (other than a classified board of directors).

(l)  Disclosure. All disclosure provided to the Purchasers by or on behalf of the Company regarding the Company, its business and the transactions contemplated hereby, at the times provided, is or at the time provided was true and correct in all material respects, does not contain any untrue statement of a material fact and does not omit to state any material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading. None of the Company’s SEC Reports for the year preceding the date hereof, at the time each was filed, contained any untrue statements of a material fact or omitted to state any material fact required to be stated therein or as necessary in order to make the statements contained in such SEC Report, in light of the circumstances under which they were made, not misleading.

(m)  General Solicitation. Neither the Company, nor to the Company’s knowledge, any Person acting on behalf of the Company, has offered or sold any of the Shares by any form of general solicitation or general advertising (within the meaning of Regulation D promulgated pursuant to the Securities Act) or taken any action which, assuming the accuracy of the Purchasers’ representations and warranties set forth in Section 3.2 hereof, would subject the offering, issuance or sale of any of the Shares to the registration requirements of the Securities Act. The Company has offered the Shares for sale only to the Purchasers and certain other "accredited investors" within the meaning of Rule 501 under the Securities Act.

(n)  Foreign Corrupt Practices. Neither the Company, nor to the knowledge of the Company, any agent or other person acting on behalf of the Company, has (i) directly or indirectly, used any corrupt funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to foreign or domestic political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to any foreign or domestic political parties or campaigns from corporate funds, (iii) failed to disclose fully any contribution made by the Company (or made by any person acting on its behalf of which the Company is aware) which is in violation of law, or (iv) violated in any material respect any provision of the Foreign Corrupt Practices Act of 1977, as amended.

(o)  Acknowledgment Regarding Purchasers' Purchase of Shares. The Company acknowledges and agrees that each of the Purchasers is acting solely in the capacity of an arm's length purchaser with respect to the Transaction Documents and the transactions contemplated thereby. The Company further acknowledges that, to its knowledge, no Purchaser is acting as a financial advisor or fiduciary of the Company (or in any similar capacity) with respect to this Agreement and the transactions contemplated hereby.

(p)  Placement Agent.  No broker, finder or investment banker is entitled to any financial advisory, brokerage, finder’s or other fee or commission in connection with this Agreement or the transactions contemplated hereby or thereby based upon arrangements made by the Company.

    The Purchasers each acknowledge and agree that the Company does not make and has not made any representations and warranties with respect to the transactions contemplated hereby other than those specifically set forth in this Section 3.1.

3.2  Representations and Warranties of the Purchasers.  Each Purchaser hereby, for such Purchaser and for no other Purchaser, represents and warrants as of the date  hereof and as of each Closing Date to the Company as follows:

(a)  Organization; Authority. Such Purchaser is an individual or an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization with full right, corporate or partnership power and authority to enter into and to consummate the transactions contemplated by the Transaction Documents and otherwise to carry out its obligations hereunder and thereunder. The execution, delivery and performance by such Purchaser of the Transaction Documents and the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate or similar action on the part of such Purchaser. Each Transaction Document to which it is party has been duly executed by such Purchaser, and when delivered by such Purchaser in accordance with the terms hereof and thereof, will constitute the valid and legally binding obligation of such Purchaser, enforceable against it in accordance with its terms, except (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors' rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.

(b)  Investment Intent. Such Purchaser understands that the Shares are "restricted securities" and have not been registered under the Securities Act or any applicable state securities law and may not be offered for sale, sold, assigned or transferred unless (i) subsequently registered under the Securities Act, or (ii) such Purchaser shall have delivered to the Company an opinion of counsel in a form acceptable to the Company to the effect that such Shares to be sold, assigned or transferred may be sold, assigned or transferred pursuant to an exemption from such registration, or (iii) such Purchaser provides the Company with assurances and proper documentation including an opinion of counsel that such Shares can be sold, assigned or transferred pursuant to Rule 144 or Rule 144A promulgated under the Securities Act (or a successor rule thereto).   Such Purchaser is acquiring the Shares as principal for its own account for investment purposes only and not with a view to or for distributing or reselling such Shares or any part thereof, has no present intention of distributing any of such Shares and has no arrangement or understanding with any other Persons regarding the distribution of such Shares (this representation and warranty not limiting such Purchaser's right to sell the Shares in compliance with applicable federal and state securities laws). Such Purchaser is acquiring the Shares hereunder in the ordinary course of its business. Such Purchaser does not have any agreement or understanding, directly or indirectly, with any Person to distribute any of the Shares (this representation and warranty not limiting such Purchaser's right to sell the Shares in compliance with applicable federal and state securities laws).  Such Purchaser understands that any sale of the Shares made in reliance on Rule 144 may be made only in accordance with the terms of Rule 144, and further, if Rule 144 is not applicable, any resale of the Shares under circumstances in which the seller (or the Person through whom the sale is made) may be deemed to be an underwriter (as that term is defined in the Securities Act) may require compliance with some other exemption under the Securities Act or the rules and regulations of the SEC promulgated thereunder. Such Purchaser further understands that neither the Company nor any other Person is under any obligation whatsoever to register the Securities under the Securities Act or any state securities laws or to comply with the terms and conditions of any exemption thereunder.

(c)  Purchaser Status. At the time such Purchaser was offered the Shares, it was, and at the Closing Date, it is, an "accredited investor" as defined in Rule 501(a) of Regulation D promulgated under the Securities Act. Such Purchaser is not, and is not required to be, registered as a broker-dealer under Section 15 of the Exchange Act.

(d)  Experience of Such Purchaser. Such Purchaser, either alone or together with its representatives, has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Shares, and has so evaluated the merits and risks of such investment. Such Purchaser is able to bear the economic risk of an investment in the Shares and, at the present time, is able to afford a complete loss of such investment.

(e)  General Solicitation. Such Purchaser is not purchasing the Shares as a result of any advertisement, article, notice, website posting or other communication regarding the Shares published in any newspaper, magazine or similar media or broadcast over television, internet or radio or presented at any seminar or any other general solicitation or general advertisement.

(f)  Reliance On Exemptions.  Such Purchaser understands that the Shares are being offered and sold to it in reliance on specific exemptions from the registration requirements of the United States federal and state securities laws and that the Company is relying on the truth and accuracy of, and such Purchaser’s compliance with, the representations, warranties, agreements, acknowledgements and understandings of such Purchaser set forth herein in order to determine the availability of such exemptions and the eligibility of such Purchaser to acquire the Shares.

(g)  Information.  Such purchaser understands that comprehensive information concerning the Company is contained in the Company’s SEC Reports, which are available from the Securities and Exchange Commission via the Internet at http://www.sec.gov/edgar/searchedgar/companysearch.html.  Such Purchaser and its advisors have been furnished with all additional information relating to the business, finances and operations of the Company and all materials relating to the offer and sale of the Shares that have been requested by such Purchaser.  Such Purchaser and its advisor have been afforded the opportunity to ask questions of the Company and have received answers to such questions that such Purchaser and its advisor deem responsive and complete.  Such Purchaser understands that its investment in the Shares involves a high degree of risk.  Such Purchaser has sought such accounting, legal and tax advice as it has considered necessary to make an informed investment decision with respect to its acquisition of the Shares. Such Purchaser has, in connection with its decision to purchase the Shares, relied with respect to the Company and its affairs solely upon the SEC Reports and the representations and warranties of the Company contained herein.

(h)  No Governmental Review.  Such Purchaser understands that no United States federal or state agency or any other government or governmental agency has passed on or made any recommendation or endorsement of the Shares or the fairness or suitability of the investment in the Shares nor have such authorities passed upon or endorsed the merits of the offering of the Shares.

(i)  No Conflicts.  The execution, delivery and performance by such Purchaser of this Agreement and the Transaction Documents and the consummation by such Purchaser of the transactions contemplated hereby and thereby will not (i) conflict with or result in a violation of the organizational documents of such Purchaser, (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, the lapse of time or both) of, any agreement, indenture or instrument to which such Purchaser is a party, or (iii) result in a violation of any law, rule, regulation, order, judgment or decree (including federal and state securities laws) applicable to such Purchaser, except in the case of clauses (ii) and (iii) above, for such conflicts, defaults, rights or violations which have not had and would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of such Purchaser to perform its obligations hereunder.

(j)  Certain Trading Activities. Such Purchaser has not directly or indirectly, nor has any Person acting on behalf of or pursuant to any understanding with such Purchaser, (i) engaged in any transaction in the securities of the Company (including short sales (as defined in Rule 200 promulgated under the Exchange Act) involving the Company’s securities), or (ii) engaged in any market manipulation, involving the Company’s securities, during the period commencing as of the time that such Purchaser was first contacted by the placement agent or the Company, as the case may be, regarding the specific investment in the Company contemplated by this Agreement and ending immediately prior to the execution of this Agreement by such Purchaser, except as set forth in filings made with the Commission pursuant to Section 16 of the Exchange Act.

    The Company acknowledges and agrees that each Purchaser does not make or has not made any representations or warranties with respect to the transactions contemplated hereby other than those specifically set forth in this Section 3.2.

ARTICLE IV. OTHER AGREEMENTS OF THE PARTIES

4.1  Transfer Restrictions.

(a)  The Purchasers hereby agree that the Shares may only be disposed of in compliance with state and federal securities laws. In connection with any transfer of Shares other than pursuant to an effective registration statement or Rule 144, to the Company or to an Affiliate of a Purchaser, the Company shall require the transferor thereof to provide to the Company an opinion of counsel, the form and substance of which opinion shall be satisfactory to the Company, to the effect that such transfer does not require registration of such transferred Shares under the Securities Act. As a condition of transfer, any such transferee shall agree in writing to be bound by the terms of this Agreement and shall have the rights and obligations of a Purchaser under this Agreement.

(b)  The Purchasers agree to the imprinting, so long as is required by this Section 4.1(b), of a legend on any of the Shares in the following form:

THESE SHARES HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), AND, ACCORDINGLY, MAY NOT BE TRANSFERRED, OFFERED, SOLD OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL TO THE TRANSFEROR TO SUCH EFFECT, THE SUBSTANCE OF WHICH SHALL BE ACCEPTABLE TO THE COMPANY.

(c)  Certificates evidencing the Shares shall not be required to contain any legend (including the legend set forth in Section 4.1(b)), (i) while a registration statement covering the resale of such security is effective under the Securities Act, or (ii) following any sale of such Shares pursuant to Rule 144 (assuming the transferor is not an affiliate of the Company), or (iii) if such Shares are eligible for sale under Rule 144 (provided that a Purchaser provides the Company with reasonable assurances and proper documentation including an opinion of counsel that such Shares are eligible for sale, assignment or transfer under Rule 144), or (iv) if such legend is not required under applicable requirements of the Securities Act (including judicial interpretations and pronouncements issued by the Staff of the Commission). The Company agrees that following such time as such legend is no longer required under this Section 4.1(c), it will, following the delivery by a Purchaser to the Company or the Company's transfer agent of a certificate representing Shares, as the case may be, issued with a restrictive legend (such date, the "Legend Removal Date") (endorsed or with stock powers attached, signature guaranteed, and otherwise in a form necessary to affect the reissuance and/or transfer, if applicable) and proper documentation, including an opinion of counsel when required, related thereto, deliver or cause to be delivered to such Purchaser a certificate representing such Shares that is free from all restrictive and other legends. The Company may not make any notation on its records or give instructions to any transfer agent of the Company that enlarge the restrictions on transfer set forth in this Section.

(d)  Each Purchaser, severally and not jointly with the other Purchasers, agrees that the removal of the restrictive legend from certificates representing Shares as set forth in this Section 4.1 is predicated upon the Company's reliance that the Purchaser will sell any Shares pursuant to either the registration requirements of the Securities Act, including any applicable prospectus delivery requirements, or an exemption therefrom, and that such legends will be removed only with proper documentation, including an opinion of counsel when required, provided to the Company or its transfer agent.

4.2  Furnishing of Information. As long as any Purchaser owns Shares, the Company covenants to timely file (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to the Exchange Act. As long as any Purchaser owns Shares, if the Company is not required to file reports pursuant to the Exchange Act, it will prepare and furnish to the Purchasers and make publicly available in accordance with Rule 144(c) such information as is required for the Purchasers to sell the Shares under Rule 144.

4.3  Integration. The Company shall not sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any security (as defined in Section 2 of the Securities Act) that would be integrated with the offer or sale of the Shares in a manner that would require the registration under the Securities Act of the sale of the Shares to the Purchasers or that would be integrated with the offer or sale of the Shares for purposes of the rules and regulations of any Trading Market such that it would require shareholder approval prior to the closing of such other transaction unless shareholder approval is obtained before the closing of such subsequent transaction.

4.4  Securities Laws Disclosure; Publicity. If required by the rules promulgated under the Exchange Act or other securities laws or those of a Trading Market, the Company shall issue a press release or file a Current Report on Form 8-K relating to the transactions contemplated hereby.  No Purchaser shall issue any press release or otherwise make any public statement regarding the Transaction Documents or the transactions contemplated hereby without the prior written consent of the Company, except if such disclosure is required by law, in which case such Purchaser shall promptly provide the Company with prior notice of such public statement or communication. Notwithstanding the foregoing, the Company shall not publicly disclose the name of any Purchaser, or include the name of any Purchaser in any filing with the Commission or any regulatory agency or Trading Market, without the prior written consent of such Purchaser, except (i) as required by federal securities law and (ii) to the extent such disclosure is required by law or Trading Market regulations.

4.5  Shareholders Rights Plan. No claim will be made or enforced by the Company or, to the knowledge of the Company, any other Person that any Purchaser is an "Acquiring Person" under any shareholders rights plan or similar plan or arrangement in effect or hereafter adopted by the Company, or that any Purchaser could be deemed to trigger the provisions of any such plan or arrangement, by virtue of receiving Shares under the Transaction Documents. The Company shall conduct its business in a manner so that it will not become subject to the Investment Company Act.

4.6  Non-Public Information. The Company covenants and agrees that neither it nor, to its knowledge, any other Person acting on its behalf will provide any Purchaser with any information that the Company believes constitutes material non-public information, unless prior thereto such Purchaser shall have consented thereto or executed a written agreement regarding the confidentiality and use of such information.

4.7  Use of Proceeds. The Company shall use the net proceeds from the sale of the Shares hereunder for working capital purposes.

4.8  Quoting of Common Stock. The Company hereby agrees to use commercially reasonable efforts to maintain the quoting of the Common Stock on the OTCQB.

4.9  Commercially Reasonable Efforts.  Subject to the terms and conditions of this Agreement, each of the parties will use its commercially reasonable efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws, so as to permit consummation of the transactions contemplated hereby as promptly as practicable and otherwise to enable consummation of the transactions contemplated hereby and shall use commercially reasonable efforts to cooperate with the other party to that end.

4.10  Questionnaires.  Such Purchaser shall have completed or caused to be completed and delivered to the Company at no later than the Closing Date, the Purchaser Questionnaire, and the answers to the Purchaser Questionnaire are true and correct in all material respects as of the date of this Agreement and will be true and correct as of the Closing Date.

ARTICLE V. MISCELLANEOUS

5.1    Fees and Expenses. Unless otherwise provided herein or in the Transaction Documents, each party shall pay all the fees and expenses of its advisers, counsel, accountants and other experts, if any, and all other expenses incurred by such party incident to the negotiation, preparation, execution, delivery and performance of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby and thereby. The Company shall pay all stamp and other taxes and duties levied in connection with the sale of the Shares.

5.2    Entire Agreement. The Transaction Documents, together with the exhibits and schedules thereto, contain the entire understanding of the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, oral or written, with respect to such matters, which the parties acknowledge have been merged into such documents, exhibits and schedules.  Except as specifically set forth herein or in any of the Transaction Documents, neither the Company nor any Purchaser makes any representations, warranties, covenants and undertakings with respect to the matters set forth herein.

5.3    Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of (a) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number set forth on the signature pages attached hereto prior to 6:30 p.m. (Orlando, FL time) on a Trading Day, (b) the next Trading Day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number set forth on the signature pages attached hereto on a day that is not a Trading Day or later than 6:30 p.m. (Orlando, FL time) on any Trading Day, (c) the second Trading Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service, or (d) upon actual receipt by the party to whom such notice is required to be given. The address for such notices and communications shall be as set forth on the signature pages attached hereto.

5.4    Amendments; Waivers. No provision of this Agreement may be waived or amended except in a written instrument signed, in the case of an amendment, by the Company and each Purchaser or, in the case of a waiver, by the party against whom enforcement of any such waiver is sought. No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of either party to exercise any right hereunder in any manner impair the exercise of any such right.

5.5  Construction. The headings herein are for convenience only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party. Each and every reference to share prices, shares of Common Stock and any other numbers in this Agreement that relate to the Common Stock, shall automatically be adjusted for stock splits, stock combinations and other similar transactions that occur with respect to the Common Stock after the date of this Agreement.

5.6  Successors And Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. The Company may not assign this Agreement, any Transaction Document or all or any of its rights or obligations hereunder and thereunder without the prior written consent of each Purchaser, except an assignment in the case of a business combination where the Company is not the surviving entity, or a sale of all or substantially all of the assets of the Company, to the entity which is the survivor of such business combination or the purchaser in such sale. No Purchaser may assign this Agreement, any Transaction Document or any or all of its rights or obligations hereunder and thereunder without the prior written consent of the Company; provided, however, that any Purchaser may assign any or all of its rights under this Agreement or the Transaction Documents to any Person to whom such Purchaser assigns or transfers any Shares, provided such transfer is in compliance with all federal and state securities laws and the transferee agrees in writing to be bound, with respect to the transferred Shares, by the provisions hereof and of the Transaction Documents that apply to the "Purchasers".

5.7  No Third-Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective successors and permitted assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other Person.

5.8  Governing Law. All questions concerning the construction, validity, enforcement and interpretation of the Transaction Documents shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware, without regard to the principles of conflicts of law thereof. Each party agrees that all legal proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Agreement and any other Transaction Documents (whether brought against a party hereto or its respective affiliates, directors, officers, shareholders, employees or agents) shall be commenced exclusively in the state and federal courts sitting in Brevard County, Florida. Each party hereto hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in Brevard County, Florida, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of any of the Transaction Documents), and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is improper. Each party hereto hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by delivering a copy thereof via overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. Each party hereto (including its affiliates, agents, officers, directors and employees) hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement, any of the Transaction Documents or the transactions contemplated hereby. If either party shall commence an action or proceeding to enforce any provisions of a Transaction Document, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its attorneys' fees and other costs and expenses incurred with the investigation, preparation and prosecution of such action or proceeding.

5.9    Survival. The representations and warranties herein shall survive each Closing and delivery of the Shares.

5.10  Execution. This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission or by an email which contains a portable document format (.pdf) file of an executed signature page, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or .pdf file signature page were an original thereof.

5.11  Severability. If any provision of this Agreement is held to be invalid or unenforceable in any respect, the provision that would otherwise be invalid or unenforceable shall be deemed amended to apply to the broadest extent that it would be valid and enforceable and the validity and enforceability of the remaining terms and provisions of this Agreement shall not in any way be affected or impaired thereby.

5.12  Replacement of Shares. If any certificate or instrument evidencing any Shares is mutilated, lost, stolen or destroyed, the Company shall issue or cause to be issued in exchange and substitution for and upon cancellation thereof, or in lieu of and substitution therefore, a new certificate or instrument, but only upon receipt of evidence satisfactory to the Company of such loss, theft or destruction and customary and reasonable indemnity, if requested. The applicants for a new certificate or instrument under such circumstances shall also pay any reasonable third-party costs associated with the issuance of such replacement Shares.

5.13  Remedies. In addition to being entitled to exercise all rights provided herein or granted by law, including recovery of damages, each of the Purchasers and the Company will be entitled to specific performance under the Transaction Documents. The parties agree that monetary damages may not be adequate compensation for any loss incurred by reason of any breach of obligations described in the foregoing sentence and hereby agrees to waive in any action for specific performance of any such obligation the defense that a remedy at law would be adequate.

5.14  Headings; Gender.  The headings of this Agreement are for convenience of reference and shall not form part of, or affect the interpretation of this Agreement.   Unless the context clearly indicates otherwise, each pronoun herein shall be deemed to include the masculine, feminine, neuter, singular and plural forms thereof.  The terms “including,” “includes,” “include” and words of like import shall be construed as broadly as if followed by the words “without limitation.”  The terms “herein,” “hereunder,” “hereof” and words of like import refer to this entire Agreement instead of just the provision in which they are found.

5.15  Independent Nature Of Purchasers' Obligations And Rights. The obligations of each Purchaser under any Transaction Document are several and not joint with the obligations of any other Purchaser, and no Purchaser shall be responsible in any way for the performance of the obligations of any other Purchaser under any Transaction Document. Nothing contained herein or in any Transaction Document, and no action taken by any Purchaser pursuant thereto, shall be deemed to constitute the Purchasers as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Purchasers are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by the Transaction Documents. Each Purchaser shall be entitled to independently protect and enforce its rights, including without limitation, the rights arising out of this Agreement or out of the other Transaction Documents, and it shall not be necessary for any other Purchaser to be joined as an additional party in any proceeding for such purpose. Each Purchaser has been represented by its own separate legal counsel in its review and negotiation of the Transaction Documents

5.16  Further Assurances.  Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as any other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the Transaction Documents and the consummation of the transactions contemplated.

(SIGNATURE PAGES FOLLOW)

IN WITNESS WHEREOF, the parties hereto have caused this Securities Purchase Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

WORLD SURVEILLANCE GROUP INC.

By: ____________________________
Name: Barbara M. Johnson
Title:  Vice President and General Counsel

Address for Notice:

(if notice by hand or courier delivery):
World Surveillance Group Inc.
State Road 405, Building M6-306A, Room 1400
Kennedy Space Center, FL 32815

(if by mail delivery):
World Surveillance Group Inc.
Mail Code: SWC
Kennedy Space Center, FL 32899

Attn: General Counsel
Fax: 321-452-8965

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK - SIGNATURE PAGES FOR PURCHASERS FOLLOW]

IN WITNESS WHEREOF, the undersigned have caused this Securities Purchase Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

PURCHASER NAME:

By: ______________________
Name: ____________________
Title: _____________________

ADDRESS FOR NOTICE

Attn:
Fax:

Subscription Amount:
$ _____________________

Shares: ____________________

SCHEDULE 1

Wire Transfer Instructions of Company

BankFIRST

Enjoy the difference.

INCOMING WIRE INSTRUCTIONS

What is a wire? A wire is an electronic transfer of funds from one financial institution to another that is processed through the Federal Reserve Bank. There are two types of wire requests, Incoming and Outgoing. Incoming wire requests occur when you request funds to be credited to your BankFIRST account from another financial institution. Outgoing wire requests occur when you request funds to be debited from your BankFIRST account and credited to another financial institution.

What information is needed to wire funds to my account at BankFIRST? The information listed below is required on all incoming wires to assure the wire is properly sent and credited to your account. ***(Federal Regulation requires addresses listed on a wire transfer to be a street address. Post Office Boxes are not accepted.)***

1. **Funds should be Sent to:**

   ABA #: 063113808
   BankFIRST
   1031 W. Morse Blvd.
   Winter Park, FL 32789

2. **Recipient/Credit to:**

   Account Number: 1000544/0
   Name: World Surveillance Group Inc.
   Address: SR 405 Bldg M6-306A Rm 1400
   (Street Access required)
   Kennedy Space Center FL 32815
   (City) (State) (Zip)

3. **What other information must be included on an incoming wire transfer in order for the receiving financial institution to accept the wire transfer?** The originating financial institution (sending bank) must also include specific information about the bank and person or entity sending the wire as listed below: ***(Federal regulation requires addresses listed on a wire transfer to be a street address. Post Office Boxes are not accepted.)***

   A. Originating Bank
   - ABA/Routing #
   - Bank Name
   - Bank Street Address, City, State, Zip code

   B. Originator/Sender
   - Name
   - Street Address, City, State, Zip code
   - Account Number (if applicable)

Please contact your local branch office for additional information or if you have questions about wire transfers.

Incoming Wire Transfer Instructions Rev. 12/2008

Appendix I

WORLD SURVEILLANCE GROUP INC.
PURCHASER QUESTIONNAIRE
(ALL INFORMATION WILL BE TREATED CONFIDENTIALLY)

To:	World Surveillance Group Inc. State Road 405, Building M6-306A, Room 1400 Kennedy Space Center, FL 32815
This Purchaser Questionnaire (“Questionnaire”) must be completed by each potential investor in connection with the offer and sale of shares (the “Shares”) of the Company’s Common Stock, par value $0.00001 per share (the “Common Stock”) pursuant to the Securities Purchase Agreement, made as of January 14, 2014, by and among World Surveillance Group Inc. (the “Company”) and those persons or entities identified on the signature pages to the Securities Purchase Agreement (the “Purchasers”). The Shares are being offered and sold by the Company without registration under the Securities Act of 1933, as amended (the “Act”), and the securities laws of certain states, in reliance on the exemptions contained in Section 4(2) of the Act and on Regulation D promulgated thereunder and in reliance on similar exemptions under applicable state laws. The Company must determine that a potential investor meets certain suitability requirements before offering or selling Shares to such investor. The purpose of this Questionnaire is to assure the Company that each investor will meet the applicable suitability requirements. The information supplied by you will be used in determining whether you meet such criteria, and reliance upon the private offering exemption from registration is based in part on the information herein supplied.

This Questionnaire does not constitute an offer to sell or a solicitation of an offer to buy any security. Your answers will be kept strictly confidential. However, by signing this Questionnaire you will be authorizing the Company to provide a completed copy of this Questionnaire to such parties as the Company deems appropriate in order to ensure that the offer and sale of the Shares will not result in a violation of the Act or the securities laws of any state and that you otherwise satisfy the suitability standards applicable to purchasers of the Shares. All potential investors must answer all applicable questions and complete, date and sign this Questionnaire. Please print or type your responses and attach additional sheets of paper if necessary to complete your answers to any item.

A.	BACKGROUND INFORMATION
Name:
Business Address:

Telephone Number:

E–Mail Address:
Residence Address:

Telephone Number:

If an individual:
Age:                                                Citizenship:                              Where registered to vote:

If a corporation, partnership, limited liability company, trust or other entity:
Type of entity:

State of formation:                                       Date of formation:

Social Security or Taxpayer Identification No.:

Send all correspondence to (check one):                 Residence Address                 Business Address

Current ownership of securities of the Company:
                                     shares of common stock, par value $0.00001 per share (the “Common Stock”)
                options to purchase                          shares of Common Stock

B.	STATUS AS ACCREDITED INVESTOR

The undersigned is an “accredited investor” as such term is defined in Regulation D under the Act, as at the time of the sale of the Shares the undersigned falls within one or more of the following categories (Please initial one or more, as applicable):1

1
As used in this Questionnaire, the term “net worth” means the excess of total assets over total liabilities. In computing net worth for the purpose of subsection (5), the value of the principal residence of the investor must be excluded. In determining income, the investor should add to the investor’s adjusted gross income any amounts attributable to tax exempt income received, losses claimed as a limited partner in any limited partnership, deductions claimed for depiction, contributions to an IRA or KEOGH retirement plan, alimony payments, and any amount by which income from long-term capital gains has been reduced in arriving at adjusted gross income.

         (1) a bank as defined in Section 3(a)(2) of the Act, or a savings and loan association or other institution as defined in Section 3(a)(5)(A) of the Act whether acting in its individual or fiduciary capacity; a broker or dealer registered pursuant to Section 15 of the Securities Exchange Act of 1934; an insurance company as defined in Section 2(13) of the Act; an investment company registered under the Investment Corporation Act of 1940 or a business development company as defined in Section 2(a)(48) of that Act; a Small Business Investment Company licensed by the U.S. Small Business Administration under Section 301(c) or (d) of the Small Business Investment Act of 1958; a plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions for the benefit of its employees, if such plan has total assets in excess of $5,000,000; an employee benefit plan within the meaning of the Employee Retirement Income Security Act of 1974 if the investment decision is made by a plan fiduciary, as defined in Section 3(21) of such Act, which is either a bank, savings and loan association, insurance company, or registered investment adviser, or if the employee benefit plan has total assets in excess of $5,000,000 or, if a self-directed plan, with the investment decisions made solely by persons that are accredited investors;

         (2) a private business development company as defined in Section 202(a)(22) of the Investment Advisers Act of 1940;

         (3) an organization described in Section 501(c)(3) of the Internal Revenue Code of 1986, as amended, corporation, Massachusetts or similar business trust, or partnership, not formed for the specific purpose of acquiring the Securities offered, with total assets in excess of $5,000,000;

         (4) any director, executive officer, or general partner of the issuer of the Shares being offered or sold, or any director, executive officer or general partner of a general partner of the issuer;

         (5) a natural person whose individual net worth1, or joint net worth1 with that person’s spouse, at the time of such person’s purchase of the Shares exceeds $1,000,000;

         (6) a natural person who had an individual income in excess of $200,000 in each of the two most recent years or joint income with that person’s spouse in excess of $300,000 in each of those years and has a reasonable expectation of reaching the same income level in the current year;

         (7) a trust, with total assets in excess of $5,000,000, not formed for the specific purpose of acquiring the Shares offered, whose purchase is directed by a sophisticated person as described in Rule 506(b)(2)(ii) of Regulation D; and

         (8) an entity in which all of the equity owners are accredited investors (as defined above).

C.	REPRESENTATIONS

The undersigned hereby represents and warrants to the Company as follows:

1.
Any purchase of the Shares would be solely for the account of the undersigned and not for the account of any other person or with a view to any resale, fractionalization, division, or distribution thereof.

2.
The information contained herein is complete and accurate and may be relied upon by the Company, and the undersigned will notify the Company immediately of any material change in any of such information occurring prior to the closing, if any, with respect to the purchase of Shares by the undersigned or any co-purchaser.

3.	There are no suits, pending litigation, or claims against the undersigned that could materially affect the net worth of the undersigned as reported in this Questionnaire.

IN WITNESS WHEREOF, the undersigned has executed this Questionnaire this _____ day of _______, 2014, and declares under oath that it is truthful and correct.

Print Name

By:
Signature

Title:
(required for any purchaser that is a corporation, partnership, trust or other entity)